Exhibit 99.(a)(1)(A)
PHARMION CORPORATION
2525 28th Street
Boulder, Colorado 80301
Telephone: (720) 564-9100
OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
April 19, 2006

PHARMION CORPORATION
OFFER TO EXCHANGE
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
THIS OFFER EXPIRES AT 11:59 P.M. MOUNTAIN DAYLIGHT TIME
ON MAY 22, 2006, UNLESS WE EXTEND THIS OFFER
      We are offering you the opportunity to exchange stock options currently outstanding under the Pharmion Corporation 2000 Stock Incentive Plan (the “Option Plan”) that were granted before April 1, 2005, and that have an exercise price equal to or greater than $21.00 per share (“Eligible Options”) for a lesser number of new options (the “New Options”) in accordance with specified exchange ratios as described herein (the “Option Exchange Program”), pursuant to the terms and conditions of this Offer to Exchange Outstanding Options to Purchase Common Stock (the “Offer”). You are eligible to participate in the Offer if you are an employee of Pharmion or one of our subsidiaries (collectively, hereinafter referred to as “Pharmion”) as of April 19, 2006, the date the Offer commenced, and you remain an employee through the Expiration Date of the Offer and you hold Eligible Options. Our executive officers and members of our board of directors (the “Board”) are not eligible to participate in the Offer.
      The “Expiration Date” of the Offer is 11:59 p.m. Mountain Daylight Time on May 22, 2006. If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires.
      The New Options will be granted approximately one (1) business day following the expiration of the Offer, currently anticipated to be May 23, 2006 (the “Grant Date”). The Board retains the discretion to determine the Grant Date.
      We are offering to exchange unexercised Eligible Options for New Options to be granted in accordance with the following exchange ratios (rounded up to the next whole share):

•	For Eligible Options that have an exercise price per share equal to or greater than $21.00 and less than or equal to $26.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 1.5-to-1.

•	For Eligible Options that have an exercise price per share equal to or greater than $26.01 and less than or equal to $34.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.0-to-1.

•	For Eligible Options that have an exercise price per share equal to or greater than $34.01 and less than or equal to $40.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.5-to-1.

•	For Eligible Options that have an exercise price per share equal to or greater than $40.01 and less than or equal to $44.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 3.0-to-1.

•	For Eligible Options that have an exercise price per share of $44.01 or higher, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 4.0-to-1.
      As an example, if you elect to exchange an Eligible Option grant representing the right to purchase 125 shares of common stock, with an exercise price of $25.00 per share, you will receive on the Grant Date a New Option grant representing the right to purchase 84 shares of common stock (125 divided by 1.5 and rounded up to the next whole share). As another example, if you elect to exchange an Eligible Option grant representing the right to purchase 100 shares of common stock, with an exercise price of $40.00 per share, you will receive on the Grant Date a New Option grant representing the right to purchase 40 shares of common stock (100 divided by 2.5).

      The New Options will vest in quarterly installments over a period of three (3) years, except that (i) no vesting will occur until six months following the Grant Date, at which time the options representing one-sixth (1/6 ) of the total number of options under the New Options grant will vest, and (ii) each installment will round up to the nearest whole option, with the last installment consisting of any remaining unvested options. Vesting is contingent upon your continuous employment with Pharmion through the applicable vesting dates.
      The New Options will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the last trading day prior to the Grant Date, except in the case of New Options granted to tax residents of Italy, which will be determined as described in Appendix B of this Offer entitled “A Guide to International Issues.”
      Shares of our common stock are quoted on the Nasdaq National Market under the symbol “PHRM”. On April 12, 2006, the closing price of our common stock as reported on the Nasdaq National Market was $18.03 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange Eligible Options under this Offer. We can provide no assurance as to the price of our common stock at any time in the future, and nothing contained in this document or the other documents you receive relating to this Offer should be interpreted in any way as a claim relating to the future prospects of the price of our common stock, nor should any inference about such future prospects be drawn from anything contained herein or therein.
      Please note that although you may tender as many or as few of the Eligible Options as you like, you must exchange all shares issuable under each particular grant of Eligible Options you wish to exchange. For example, if you received one grant of Eligible Options with the right to purchase 100 shares of our common stock at an exercise price of $25.00 per share, and another grant of Eligible Options with the right to purchase 50 shares of our common stock at an exercise price of $40.00 per share, you may tender one or both of these grants of Eligible Options. However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares or 25 shares of the Eligible Option grant for 50 shares).
      We are making this Offer upon the terms and subject to the conditions described in this Offer, including the Summary of Terms and the email correspondence periodically sent to you by us (which together, as they may be amended from time to time, constitute the “Offer”). This Offer is not conditioned upon a minimum number of option holders accepting this Offer or a minimum number of Eligible Options being exchanged, but is subject to other conditions that we describe in Section 6 of this Offer.
      You will need to make your election to exchange Eligible Options in writing using the Stock Option Exchange Election Form that we have provided you.
      This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.
IMPORTANT
      If you wish to tender some or all of your Eligible Options for exchange and cancellation, and receive New Options under the terms of this Offer, you must submit your signed Stock Option Exchange Election Form to us pursuant to the instructions on the Stock Option Exchange Election Form no later than 11:59 p.m. Mountain Daylight Time on the Expiration Date. If you have questions, please call Bridget Gippe (at 720-564-9149 for U.S. employees) or Tennille Wood (at +44 1753 240902 for employees outside of the U.S.) or send an e-mail to stockoptionexchange@pharmion.com. If we do not receive your signed Stock Option Exchange Election Form by 11:59 p.m. Mountain Daylight Time on the Expiration Date, you will be deemed to have rejected this Offer. Only those stock option agreements for Eligible Options which we accept for exchange will be automatically cancelled.

      If your employment with Pharmion is terminated for any reason on or before the Grant Date, you will not receive any New Options.
      The Board makes no recommendations as to whether or not you should tender your Eligible Options for exchange. The Board recognizes that the decision to accept or reject this Offer is an individual one that may be based on a variety of factors. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation.
      The information about this Offer from Pharmion is limited to this Offer, including the Summary of Terms and any email correspondence we may periodically send to you. We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your Eligible Options pursuant to this Offer, nor have we authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer, including the Summary of Terms, and any email correspondence we may periodically send to you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Pharmion.

i.

      If you have received any portion of this Offer translated into your local language, you hereby acknowledge that the translations have been provided for your convenience only. We make no representations as to the accuracy of the translation. You further acknowledge that, if the translated version is different than the English version, the English version will control.1
PHARMION CORPORATION
SUMMARY OF TERMS
OF
OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
April 19, 2006
Response Due By 11:59 p.m. Mountain Daylight Time
on May 22, 2006, unless this Offer is Extended by Notice
      The following information should answer most of the questions that you may have about this Offer. Please read the remainder of the Offer and the accompanying documents carefully and in their entirety as they contain information relevant to your decision as to whether or not to participate in this Offer. We have included references to the relevant sections of the Offer where you can find a more complete description of the topics discussed in this Summary of Terms.
General Questions about the Terms of the Offer

Q1. What is the Option Exchange Program?
      We are offering Eligible Employees (as defined below) the opportunity to exchange stock options currently outstanding under the Pharmion Corporation 2000 Stock Incentive Plan (the “Option Plan”) that were granted before April 1, 2005, and that have an exercise price equal to or greater than $21.00 per share (“Eligible Options”) for a lesser number of new options (“New Options”), which will be granted in accordance with specified exchange ratios (see Question 9 below for additional information on the specified exchange ratios). The New Options will be granted approximately one (1) business day following expiration of the Offer, currently anticipated to be May 23, 2006 (the “Grant Date”), although for administrative processing reasons, you may not receive notice of your new stock option grant for up to three weeks following the Grant Date. The Board retains the discretion to determine the Grant Date. (See Section 1 of the Offer.)

Q2. Who can participate in this Offer?
      You are eligible to participate in this Offer if you are an employee of Pharmion as of April 19, 2006, the date the Offer commenced and continue to be employed by Pharmion through the Expiration Date of this Offer and hold Eligible Options (an “Eligible Employee”). An employee of Pharmion must either be on active status or on an approved leave of absence on the Expiration Date of this Offer in order to be eligible to participate, unless otherwise required under local law. An employee whose employment with Pharmion terminates for any reason at any time before the Expiration Date of this Offer will not be an Eligible Employee. Members of our Board and our executive officers are not eligible to participate in this Offer. (See Appendix A of the Offer for a list of our executive officers and members of our Board and Section 1 of the Offer.)

Q3. If I am an Eligible Employee employed outside of the United States, may I participate on the same terms as described in this Offer?
      Yes. With certain exceptions communicated directly to affected employees, Eligible Employees employed outside of the United States who hold Eligible Options may generally participate in this Offer on the

          1 The preceding paragraph appears only in versions of this document that have been translated into French, German, Italian, Spanish and Portuguese.

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same terms as described in the Offer. Employees outside of the United States should refer to Appendix B of the Offer, entitled “A Guide to International Issues,” for a discussion of the tax and other consequences of accepting or rejecting this Offer under the law of the country in which they reside.

Q4. What if I leave Pharmion after the Offer begins but before my New Options are granted?
      To receive New Options you must be employed by Pharmion at the time the Option Exchange Program commences through the time the New Options are granted. If you elect to participate in the Option Exchange Program and your employment terminates for any reason before the New Options are granted, you would not receive any New Options. In that case, you would then be permitted to exercise your old options within the usual post-termination periods set forth in the Option Plan (normally, 3 months) to the extent they were exercisable at the time of termination. (See Section 1 of the Offer.)
      This Offer will not change or modify any terms of your employment with Pharmion.

Q5. Why is Pharmion making this offer to employees?
      We are making this Offer because, as a result of the volatility in our stock price, many outstanding options have exercise prices significantly higher than the current market price of our common stock. In many cases, these “out-of-the-money” stock options no longer serve as effective incentives to retain, motivate and reward our employees. We believe the Option Exchange Program is an effective means of recognizing employee contributions to our success and aligning employee and stockholder interests. (See Section 2 of the Offer.)

Q6. Why do I have to give up my old options? Can’t Pharmion just grant new options at a current price?
      We designed the Option Exchange Program to avoid the dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their out-of-the-money options. In addition, many stockholders consider our “overhang” (the ratio of our outstanding options to total outstanding shares) to be high. If we were simply to issue new stock options, we would make this problem worse.

Q7. How can I tell which of my outstanding options are Eligible Options?
      Concurrently with this Offer, you have been given a Stock Option Exchange Election Form which contains a summary of your Eligible Option grants.

Q8. Are there any conditions to this Offer?
      Yes. This Offer is subject to the conditions described in Section 6 of the Offer. If any of these events occur, Pharmion may terminate, postpone or amend this Offer. However, this Offer is not conditioned on a minimum number of Eligible Employees accepting this Offer or a minimum number of Eligible Options being exchanged. (See Section 6 of the Offer.)
Specific Questions About the Eligible Options to be Exchanged

Q9. If I participate, how many new options will I receive?
      Under this Offer, you may make an election to exchange your unexercised Eligible Options for New Options to be granted in accordance with the exchange ratios set forth below:

	Exchange Ratio	As an Example, if You Exchanged
Exercise Price Range	(Eligible Options to New Options)	100 Shares, You Would Receive

$21.00-$26.00	1.5-to-1	67 shares
$26.01-$34.00	2.0-to-1	50 shares
$34.01-$40.00	2.5-to-1	40 shares
$40.01-$44.00	3.0-1	34 shares
Over $44.00	4.0-1	25 shares

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      New Option grants calculated in accordance with the exchange ratios set forth above will be rounded up for any fractional option to the next whole share on a grant-by-grant basis.

Q10. Why are only options with an exercise price equal to or greater than $21 per share eligible for exchange?
      We believe that options that are only moderately out-of-the-money continue to provide valuable incentives for employees. We set the $21.00 “floor” to provide significant benefits to employees while continuing to be mindful of the interests of our stockholders.

Q11. Why does the exchange ratio vary based on the exercise price of my Eligible Options?
      We believe the exchange ratios must balance the interests of both our employees and our stockholders. Therefore, in order to make the program fair, we have designed it to be approximately “value for value.” This means that, in the aggregate, the value of the stock options being exchanged will be approximately the same or greater than the value of the New Options to be granted. Under our option pricing model, this requires that more stock options be surrendered than received in the exchange. The exchange ratios and exercise price ranges were determined with advice from third-party experts and on the basis of valuations under the Black-Scholes option pricing model.

Q12. If I elect to participate and exchange my Eligible Options, do I have to exchange all of my Eligible Options, or can I just exchange some of them?
      You are not obligated to exchange all of your Eligible Option grants and will be free to exchange as few or as many of your individual Eligible Option grants as you wish. However, if you elect to exchange shares from any Eligible Option grant, you must elect to exchange all shares issuable under such Eligible Option grant.
      For example, if you received one grant of Eligible Options with the right to purchase 100 shares of our common stock at an exercise price of $25.00 per share, and another grant of Eligible Options with the right to purchase 50 shares of our common stock at an exercise price of $40.00 per share, you may tender one or both of these grants of Eligible Options. However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares or 25 shares of the Eligible Option grant for 50 shares).

Q13. If I choose to participate in the Option Exchange Program can I exchange partial grants?
      No, we are not accepting partial tenders of particular Eligible Option grants. You can elect to exchange as few or as many of your Eligible Option grants as you wish. However, if you elect to exchange any Eligible Options, you must exchange all of the options from the same grant.

Q14. My Eligible Options are already vested. Will my New Options also be fully vested?
      No. All New Options issued through the Option Exchange Program will vest in quarterly installments over a period of three (3) years, except that (i) no vesting will occur until six months following the Grant Date, at which time the options representing one-sixth (1/6 ) of the total number of options under the New Options grant will vest, and (ii) each installment will round up to the nearest whole option, with the last installment consisting of any remaining unvested options.

Q15. Can I exchange Eligible Option grants that I have already fully or partially exercised?
      If you previously exercised an option grant in its entirety, that option grant is no longer outstanding and is therefore not eligible for exchange under this Offer. However, if you previously exercised an Eligible Option grant in part, the remaining unexercised portion of the Eligible Option grant may be exchanged under this Offer.

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Q16. What happens to Eligible Option grants that I choose not to exchange?
      Eligible Option grants that you choose not to exchange will retain all of their current terms and conditions, including their current exercise price, expiration date and vesting schedule.

Q17. Does Pharmion recommend employees participate in the program?
      Pharmion cannot make a recommendation to employees whether or not to accept the Offer and no one from Pharmion has been, or will be, authorized to provide you with additional information in this regard. However, Pharmion is providing as much information as is allowable by the SEC to assist you to make your informed decision. For questions regarding investment-related issues, you should talk to your own advisors.
Specific Questions About the New Options

Q18. When will I receive my New Options?
      The New Options will be granted on the Grant Date, which is currently anticipated to be May 23, 2006, although for administrative processing reasons, you may not receive notice of your New Option grant for up to three weeks following the Grant Date. (See Section 5 of the Offer.) The Board retains the discretion to determine the Grant Date. (See Section 1 of the Offer.)

Q19. What will the exercise price of my New Options be?
      All New Options will be granted with an exercise price equal to the closing price of Pharmion’s common stock as reported on the Nasdaq National Market as of the last trading date prior to the Grant Date, except in the case of the New Options granted to tax residents of Italy, which will be determined as described in Appendix B of the Offer. (See Section 7 of the Offer for a historical view of the price range of our common stock.)

Q20. What will the vesting schedule of my New Options be?
      The New Options will vest on a different schedule than your tendered Eligible Options. The New Options will vest in quarterly installments over a period of three (3) years, except that (i) no vesting will occur until six months following the Grant Date, at which time the options representing one-sixth (1/6 ) of the total number of options under the New Options grant will vest, and (ii) each installment will round up to the nearest whole option, with the last installment consisting of any remaining unvested options. For all New Options, vesting is contingent upon your continued employment with Pharmion through the applicable vesting dates. (See Section 8 of the Offer.)

Q21. What will the term of my New Options be?
      The New Options will have a term of seven (7) years from the Grant Date, as long as you remain employed by Pharmion. (See Section 8 of the Offer.)

Q22. What will the other terms and conditions of my New Options be?
      The other terms and conditions of your New Options not described in the Offer will be generally comparable to the other terms and conditions of other non-qualified stock option agreements under the Option Plan. All New Options will be nonqualified stock options under the U.S. Internal Revenue Code, regardless of the tax status of the Eligible Options exchanged, and will be granted pursuant to the Option Plan.

Q23. If the exercise price of the New Options is higher than the exercise price of the Eligible Options I exchanged, can I revert back to my original Eligible Options with their original exercise price?
      No. Once your Eligible Options have been surrendered for exchange, it is not possible to re-grant them. The fair market value of Pharmion’s common stock on the last trading day prior to Grant Date of the New

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Options cannot be predicted at this time, and it is possible that your New Options may have a higher exercise price than your Eligible Options.

Q24. If the New Options granted to me end up being out-of-the-money, will there be another offer to exchange?
      We do not expect to implement another option exchange program.
Specific Questions About the Potential Consequences of Accepting or Rejecting this Offer

Q25. What happens if I accept this Offer?
      If you accept this Offer, the Eligible Option grants you choose to exchange will be cancelled promptly after 11:59 p.m. Mountain Daylight Time on the Expiration Date, and you will have no further right or interest in these Eligible Options. If you choose to accept this Offer, you will receive notice of your New Options as promptly as possible following the Grant Date.

Q26. Will I owe taxes if I participate in the Option Exchange Program?
      For employees located within the U.S., the exchange of Eligible Options pursuant to this Offer should be treated as a non-taxable exchange, such that no income should be recognized for U.S. federal or state income tax purposes upon grant of the New Options. However, upon exercise of New Options, you may recognize income for U.S. federal income tax purposes (See Section 12 of the Offer).
      If you are a tax resident of a country other than the United States, your tax consequences may differ from the U.S. federal income tax consequences. (Please see Appendix B of the Offer which discusses the tax consequences of the Offer in countries outside the United States). If you are a tax resident or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences in more than one country that may apply to you. For additional information about your personal tax situation, you should talk to your own accountant or financial advisor.

Q27. Do I have to participate in the Option Exchange Program?
      No. Participation in this Offer is completely voluntary. If you choose not to participate, no changes will be made to the terms of your current option grants.
Specific Questions About the Process of Exchanging Eligible Options

Q28. When does this Offer expire? Can this Offer be extended, and if so, how will I know if it is extended?
      The “Expiration Date” of the Offer is 11:59 p.m. Mountain Daylight Time on May 22, 2006, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend this Offer at any time prior to the Expiration Date. If we extend this Offer, we will announce the extension no later than 9:00 a.m. Mountain Daylight Time on the day following the last previously scheduled or announced Expiration Date. (See Section 14 of the Offer.)

Q29. If I decide to accept this Offer, what do I need to do?
      If you wish to accept this Offer, you must submit your Stock Option Exchange Election Form to us pursuant to its instructions no later than 11:59 p.m. Mountain Daylight Time on the Expiration Date. The Stock Option Exchange Election Form is provided on green paper in the packet regarding this Offer. If you have questions, please call Bridget Gippe (at 720-564-9149 for U.S. employees) or Tennille Wood (at +44 1753 240902 for employees outside of the U.S.) or send an e-mail to stockoptionexchange@pharmion.com. If we do not receive your signed, written Stock Option Exchange Election Form by 11:59 p.m. Mountain Daylight Time on the Expiration Date, you will be deemed to have rejected this Offer.

5.

Q30. Under what circumstances would Pharmion not accept my Eligible Option grant for exchange?
      We currently expect that we will accept promptly after the Expiration Date all Eligible Option grants for which written elections are properly completed, signed and submitted and have not been validly changed or withdrawn. We may, however, reject any or all written election forms to the extent we determine they were not properly completed, signed or submitted, to the extent we determine it is unlawful to accept the exchanged Eligible Option grants or to the extent that any condition described in Section 6 of the Offer makes it inadvisable in our reasonable judgment to proceed with this Offer. (See Sections 3, 5 and 6 of the Offer.)

Q31. Can I change my previous election prior to the Expiration Date?
      Yes. You may change your previous election or withdraw from the Offer by properly completing, executing and submitting a new Stock Option Exchange Election Form before the Expiration Date. You may change your election more than once. Your last properly submitted written Stock Option Exchange Election Form will supersede any prior election forms you may have completed, signed and submitted. (See Section 4 of the Offer.)

Q32. If I elect to participate in the Offer, do I have to return any stock option agreements for the Eligible Options I wish to exchange?
      No. You do not need to return any stock option agreements as they will automatically be cancelled when we accept your Eligible Options for exchange.

Q33. Who can I talk to if I have questions about the Offer?
      For general assistance, please call Bridget Gippe (at 720-564-9149 for U.S. employees) or Tennille Wood (at +44 1753 240902 for employees outside of the U.S.) or send an e-mail to stockoptionexchange@pharmion.com. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation.

6.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.
      We are offering Eligible Employees the opportunity to exchange stock options currently outstanding under the Pharmion Corporation 2000 Stock Incentive Plan (the “Option Plan”) that were granted before April 1, 2005, and that have an exercise price equal to or greater than $21.00 per share (“Eligible Options”) for a lesser number of new options (“New Options”) to purchase our common stock to be granted on the next business day following expiration of the Offer, currently anticipated to be May 23, 2006 (the “Grant Date”), in accordance with specified exchange ratios as described herein. “Eligible Employees” are employees of Pharmion as of April 19, 2006 who hold Eligible Options and continue to be employed by Pharmion through 11:59 p.m. Mountain Daylight Time on May 22, 2006 (the “Expiration Date”). If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires. See Section 14 of this Offer for a description of our rights to extend, delay, terminate and amend this Offer. Our executive officers and members of our Board are not eligible to participate in this Offer (see Appendix A of this Offer for a list of our executive officers and members of our Board).
      If you wish to accept this Offer, you are free to elect to exchange as many or as few of the Eligible Option grants as you like; however, you must exchange all shares issuable under each particular Eligible Option grant you wish to exchange. For example, if you received one grant of Eligible Options with the right to purchase 100 shares of our common stock at an exercise price of $25.00 per share, and another grant of Eligible Options with the right to purchase 50 shares of our common stock at an exercise price of $40.00 per share, you may tender one or both of these Eligible Option grants. However, you may not partially tender an Eligible Option grant (e.g., 50 shares of the Eligible Option grant for 100 shares or 25 shares of the Eligible Option grant for 50 shares).
      This Offer is subject to the terms and conditions described herein, including the Summary of Terms, the Stock Option Exchange Election Form and the email correspondence periodically sent to you by us. We will only accept Eligible Option grants that are properly exchanged and not validly withdrawn, in accordance with Section 5 of this Offer, by 11:59 p.m. Mountain Daylight Time on the Expiration Date. If we do not receive your written election to participate by such date and time, you will be deemed to have rejected this Offer.
      In this Offer, each Eligible Option grant may be exchanged for New Options to be granted in accordance with the exchange ratios set forth below (rounded up to the next whole share):

•	For Eligible Options that have an exercise price per share equal to or greater than $21.00 and less than or equal to $26.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 1.5-to-1.

•	For Eligible Options that have an exercise price per share equal to or greater than $26.01 and less than or equal to $34.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.0-to-1.

•	For Eligible Options that have an exercise price per share equal to or greater than $34.01 and less than or equal to $40.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.5-to-1.

•	For Eligible Options that have an exercise price per share equal to or greater than $40.01 and less than or equal to $44.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 3.0-to-1.

•	For Eligible Options that have an exercise price per share of $44.01 or higher, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 4.0-to-1.
      As an example, if you elect to exchange an Eligible Option grant representing the right to purchase 125 shares of common stock, with an exercise price of $25.00 per share, you will receive on the Grant Date a New Option grant representing the right to purchase 84 shares of common stock (125 divided by 1.5 and rounded up to the next whole share). As another example, if you elect to exchange an Eligible Option

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grant representing the right to purchase 100 shares of common stock, with an exercise price of $40.00 per share, you will receive on the Grant Date a New Option grant representing the right to purchase 40 shares of common stock (100 divided by 2.5).
      The New Options will vest in quarterly installments over a period of three (3) years, except that (i) no vesting will occur until six months following the Grant Date, at which time the options representing one-sixth (1/6 ) of the total number of options under the New Options grant will vest, and (ii) each installment will round up to the nearest whole option, with the last installment consisting of any remaining unvested options. Vesting is contingent upon your continued employment with Pharmion through the applicable vesting dates.
      The New Options will not be granted until the Grant Date and will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market the last trading day prior to the Grant Date, except in the case of tax residents of Italy, which will be determined as described in Appendix B of this Offer entitled “A Guide to International Issues.” We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we cannot provide any assurance as to the price of our common stock in the future.
      The number of shares of common stock to be represented by New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Grant Date. All New Options will be granted under the Option Plan.
      If your employment with Pharmion is terminated for any reason on or before the Grant Date, you will not receive any New Options.
      We will publish a notice electronically to each Eligible Employee and keep the Offer open for at least ten (10) business days after the date of such notification if we decide to take any of the following actions prior to the Expiration Date:

•	increase or decrease what we will give you in exchange for your Eligible Options; or

•	increase or decrease the number of Eligible Options to be exchanged in this Offer.
      A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m. Mountain Daylight Time.

2.	PURPOSE OF THIS OFFER.
      Many of our outstanding options have exercise prices that are significantly higher than the current market price of our common stock as a result of volatility in our stock price. In many cases, these “out-of-the-money” stock options no longer serve as effective incentives to retain, motivate and reward our employees. Accordingly, our Board adopted the Option Exchange Program to revitalize the stock options held by our employees. We believe the Option Exchange Program is an effective means of recognizing employee contributions to our success and aligning employee and stockholder interests.
      In order to balance the interests of both our employees and our stockholders, we have designed it to be an approximate “value-for-value” program. This means that, in the aggregate, the value of the stock options being exchanged is the same or greater than the value of the New Options to be issued. Under our option pricing model, this requires that more stock options be surrendered than received in the exchange. The exchange ratios and exercise price ranges were determined on the basis of a commonly used option valuation model with advice from third-party compensation consultants. We cannot guarantee that your New Options will have a lower exercise price than your Eligible Options. The Board makes no recommendation as to whether or not you should tender your Eligible Options for exchange. The Board recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors. You should consult with your personal outside advisor(s) if you have questions about your financial or tax situation.

8.

3.	PROCEDURES.
      Making Your Election. If you wish to accept this Offer, you must submit your Stock Option Exchange Election Form to us pursuant to the instructions on the Form no later than 11:59 p.m. Mountain Daylight Time on the Expiration Date. The Stock Option Exchange Election Form is provided on green paper in the packet regarding this Offer. If we do not receive your signed, written Stock Option Exchange Election Form by 11:59 p.m. Mountain Daylight Time on the Expiration Date, you will be deemed to have rejected this Offer. If we extend the period of time during which this Offer remains open, the term “Expiration Date” will refer to the latest time and date at which this Offer expires. You do not need to return any stock option agreements as they will be automatically cancelled if we accept your Eligible Options for exchange.
      If you have questions, please call Bridget Gippe (at 720-564-9149 for U.S. Employees) or Tennille Wood (at +44 1753 240902 for employees outside of the U.S.) or send an e-mail to stockoptionexchange@pharmion.com.
      Determination of Validity; Rejection of Elections; Waiver of Defects; No Obligation to Give Notice of Defects. We will resolve, in our sole discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of written election forms. Our determination of these matters will be final and binding on all parties. We may reject any or all submissions to the extent that we determine they were not properly completed, signed and submitted, to the extent that we determine it is unlawful to accept the Eligible Options tendered for exchange or to the extent that any condition described in Section 6 of this Offer makes it inadvisable in our reasonable judgment to proceed with this Offer. Otherwise, we will properly accept and timely exchange Eligible Options that are not validly withdrawn. We may waive any of the conditions of this Offer or any error in any written election form with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be accepted for exchange until all errors have been cured by the Eligible Employee exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any errors involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any errors.
      Our Acceptance Constitutes an Agreement. If you elect to exchange any of your Eligible Option grants and you tender those Eligible Options according to the procedures described above, you will have accepted this Offer. However, only our acceptance of your Eligible Options that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.
      Subject to our right to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the Expiration Date all properly and timely tendered Eligible Options that have not been validly withdrawn.

4.	CHANGE IN ELECTION.
      You may only change your election by following the procedures described in this Section 4.
      You may change your election at any time prior to 11:59 p.m. Mountain Daylight Time on the Expiration Date. If we extend this Offer beyond that time, you may change your election at any time until the extended Expiration Date. Additionally, in accordance with the legal requirements for tender offers, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of this Offer, we have not yet closed this Offer and we have not accepted for exchange all Eligible Option grants you elected to exchange. The date of the fortieth (40th) business day after the commencement of this Offer is June 15, 2006.
      You may change your election more than once. Your last completed, signed and properly submitted Stock Option Exchange Election Form will supersede any prior elections you may have submitted.
      If you have questions regarding the process for changing your election, you may contact Bridget Gippe (for U.S. employees) or Tennille Wood (for employees outside the U.S.) by telephone or send an e-mail to stockoptionexchange@pharmion.com.

9.

      Neither we nor any other person is obligated to give notice of any errors you may make to your election form, and no one will be liable for failing to give notice of any errors. We will resolve, in our sole discretion, all questions as to the form and validity, including time of receipt, of any change to the documentation concerning this Offering. Our determinations of these matters will be final and binding on all parties.

5.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.
      On the terms and subject to the conditions of this Offer, promptly following the Expiration Date we will accept for exchange and cancellation all Eligible Options properly tendered and not validly withdrawn as of the Expiration Date. The New Options will be granted approximately one (1) business day following expiration of the Offer, currently anticipated to be May 23, 2006, although for administrative processing reasons, you may not receive notice of your New Option grant for up to three weeks after the Grant Date. The Board retains the discretion to determine the Grant Date

6.	CONDITIONS OF THIS OFFER.
      We will not be required to accept any Eligible Options that you elect to exchange, upon the occurrence of one or more of the conditions described below. We may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case, if, at any time on or after the date hereof, and by 11:59 p.m. Mountain Daylight Time on the Expiration Date, we determine that any condition described below has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with this Offer or to accept and cancel Eligible Options that you elect to exchange. These conditions are as follows:

•	if any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the exchanged Eligible Options, the issuance of New Options, or otherwise relates to this Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	if any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly:

(a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the New Options or otherwise restrict or prohibit consummation of this Offer or otherwise relate to this Offer;

(b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue New Options for some or all of the exchanged Eligible Options; or

(c) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	if there is:

(a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us;

10.

•	if any of the following change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership:

(a) litigation or other proceedings are instituted against us, or any of our officers or members of our Board in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect Pharmion collectively with our subsidiaries;

(b) a material loss or interference with our business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance;

(c) the suspension of trading in our equity securities by the SEC or by the Nasdaq Stock Market; or

(d) a material change in the prospects for our business resulting from any number of factors such as a material adverse change in the financial or securities markets in the United States or elsewhere, or in political, financial or economic conditions in the United States or elsewhere, or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Pharmion or our subsidiaries or on the trading in our common stock;

•	if we are required to extend the Expiration Date beyond May 22, 2006 as a result of action or determination by the SEC or other regulatory authority.
      We may assert these conditions in our sole discretion at any time before the Expiration Date and we may waive them at any time before the Expiration Date, whether or not we waive any other condition to this Offer. Should we decide to waive or assert any of the conditions to this Offer, we must do so by 11:59 p.m. Mountain Daylight Time on the Expiration Date.
      Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any particular right is not, and will not be construed as, the waiver of any other right. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 6 will be final and binding on all Eligible Employees.
      We currently expect that we will accept all Eligible Options that are properly submitted to be exchanged and have not been validly withdrawn.

11.

7.	PRICE RANGE OF COMMON STOCK.
      There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “PHRM”. The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low

Year ended December 31, 2004
First Quarter	$24.70	$14.72
Second Quarter	$49.79	$20.60
Third Quarter	$58.49	$40.37
Fourth Quarter	$53.35	$41.48
Year ended December 31, 2005
First Quarter	$44.55	$28.75
Second Quarter	$29.35	$18.68
Third Quarter	$30.12	$21.05
Fourth Quarter	$22.45	$16.49
Year ended December 31, 2006
First Quarter	$18.77	$14.76
Second Quarter (as of April 12, 2006)	$18.20	$17.10
      As of April 12, 2006, the last reported sale price of our common stock as reported on the Nasdaq National Market was $18.03 per share.
      The number of shares of our common stock outstanding as of April 12, 2006 was 31,924,318.
      We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTION GRANTS.
      Consideration. In this Offer, each Eligible Option may be exchanged for a New Option to be granted in accordance with the exchange ratios set forth below (rounded up to the next whole share):

•	For Eligible Options that have an exercise price per share equal to or greater than $21.00 and less than or equal to $26.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 1.5-to-1.

•	For Eligible Options that have an exercise price per share equal to or greater than $26.01 and less than or equal to $34.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.0-to-1.

•	For Eligible Options that have an exercise price per share equal to or greater than $34.01 and less than or equal to $40.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 2.5-to-1.

•	For Eligible Options that have an exercise price per share equal to or greater than $40.01 and less than or equal to $44.00, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 3.0-to-1.

•	For Eligible Options that have an exercise price per share of $44.01 or higher, the exchange ratio of shares underlying Eligible Options to shares underlying New Options is equal to 4.0-to-1.

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      As an example, if you elect to exchange an Eligible Option grant representing the right to purchase 125 shares of common stock, with an exercise price of $25.00 per share, you will receive on the Grant Date a New Option grant representing the right to purchase 84 shares of common stock (125 divided by 1.5 rounded up to the next whole share). As another example, if you elect to exchange an Eligible Option grant representing the right to purchase 100 shares of common stock, with an exercise price of $40.00 per share, you will receive on the Grant Date a New Option grant representing the right to purchase 40 shares of common stock (100 divided by 2.5).
      The number of shares of common stock to be represented by the New Option grant will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur prior to the Grant Date.
      If we receive and accept for exchange all outstanding Eligible Options, we will grant New Options to purchase a total of approximately 341,158 shares of our common stock. The common stock issuable upon exercise of the New Options would equal approximately 1.1 percent of the total shares of our common stock outstanding as of April 12, 2006.
      Exercise Price of New Options. All New Options will be granted with an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market the last trading day prior to the Grant Date, except in the case of the New Options granted to tax residents of Italy, which will be determined as described in Appendix B of this Offer entitled “A Guide to International Issues.” We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we can provide no assurance as to the price of our common stock in the future.
      Vesting of New Options. The New Options will be completely unvested at the time of grant, regardless of the vesting schedule of the tendered Eligible Options, and the New Options will vest in quarterly installments over a period of three (3) years, except that (i) no vesting will occur until six months following the Grant Date, at which time the options representing one-sixth (1/6 ) of the total number of options under the New Options grant will vest, and (ii) each installment will round up to the nearest whole option, with the last installment consisting of any remaining unvested options. For example, a fully vested Eligible Option grant to purchase 100 shares with an exercise price of $30 per share would be exchangeable for a New Option grant to purchase 50 shares with an exercise price set at the current market price on the trading day before the Grant Date and vesting over three years in quarterly installments, with vesting beginning six months following the grant date.
      Term of the New Options. Each New Option will have a term of seven (7) years from the Grant Date, approximating the weighted average remaining term of all Eligible Options rounded to the nearest half year.
      Other Terms and Conditions of the New Options. All New Options will be issued under the Option Plan. The New Options will not be exercisable prior to vesting. The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the Grant Date. Such other terms and conditions will be generally comparable to the other terms and conditions of other non-qualified stock options issued under the Option Plan. All New Options will be nonstatutory stock options granted under the Option Plan regardless of the tax status of the Eligible Options tendered for exchange. The shares of common stock for which the New Options will be exercised are registered with the SEC.

9.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING STOCK OPTIONS.
      A list of executive officers and members of our Board is attached to this Offer as Appendix A. Our executive officers and members of our Board are not eligible to participate in this Offer.
      As of April 12, 2006, all of our executive officers and members of our Board as a group (twelve persons) held options outstanding under the Option Plan and our Amended and Restated 2001 Non-Employee Director Stock Option Plan to purchase a total of 1,591,929 shares of our common stock. This represented approximately 49% of the shares subject to all options outstanding under all of our stock option plans.

13.

      Since March 3, 2006, none of our executive officers or members of our Board have engaged in transactions which involved options to purchase our common stock or involved a purchase or sale of our common stock.
      There is no agreement, arrangement or understanding between Pharmion or, to the best of our knowledge, any of our executive officers or members of our Board, and any other person for the purchase or acquisition from Pharmion of any of our securities, except for the following as of April 12, 2006:

•	outstanding options granted to executive officers to purchase an aggregate of 1,449,429 shares of common stock pursuant to the Option Plan; and

•	outstanding options granted to members of our Board to purchase an aggregate of 142,500 shares of common stock pursuant to our Amended and Restated 2001 Non-Employee Director Stock Option Plan.

10.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.
      We will cancel the difference between Eligible Options surrendered and New Options issued and the shares of stock underlying such options will be added to the number of shares reserved for issuance under the 2000 Stock Incentive Plan. Assuming exchange of all of the Eligible Options for New Options, an aggregate of 363,079 options will be returned to the reserved share pool.
      Under Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123R”), we will be required to recognize an expense as a result of the grant of New Options in exchange for Eligible Options to the extent the fair value of the New Options exceeds the fair value of the Eligible Options surrendered under an applicable option valuation model. Because the Offer has been designed as an approximate value-for-value exchange, we expect to incur little or no charge to earnings for financial accounting purposes as a result of this Offer. However, due to a number of factors, including but not limited to our inability to predict which or how many Eligible Options will be exchanged, or what the future market price of our common stock will be on the Grant Date, we cannot predict what exact charge to earnings might result from the Option Exchange Program.

11.	LEGAL MATTERS; REGULATORY APPROVALS.
      We are not aware of any license or regulatory permit material to our business that might be adversely affected by this Offer, or of any approval or other action by any government or regulatory authority or agency, other than SEC review and certain exemption or notice filings that may be required in certain countries outside the United States, that is required for the exchange of Eligible Options for New Options. If any other approval, exemptive filing, notice filing or action should be required, we presently intend to seek the approval, make such filing or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval, make such filing or take any other required action. Our obligation under this Offer to accept exchanged Eligible Options and to issue New Options is subject to the conditions described in Section 6 of this Offer.

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
      The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer.
      This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Employees.

14.

      If you are employed outside the United States, you should refer to Appendix B of this Offer entitled “A Guide to International Issues” for a general summary of the tax and other consequences of the exchange of Eligible Options under this Offer in your country.
      In either case, we recommend that you consult with your tax advisor to determine the tax consequences or social insurance contribution consequences of the Offer. In addition, if you are a tax resident or subject to the tax laws in more than one country, you should be aware that there might be other tax and social insurance consequences in more than one country that may apply to you.
      U.S. Federal Income Tax Consequences of Nonqualified Stock Options. The exchange of Eligible Options that are non-qualified options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal or state income tax purposes upon grant of the New Options. However, when you exercise a New Option, the difference between the exercise price of such option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time.
      The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income previously recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.
      U.S. Federal Income Tax Consequences of Incentive Stock Options. The exchange of Eligible Options that are incentive stock options under Section 422 of the Internal Revenue Code should be treated as a non-taxable exchange and no income should be recognized for U.S. federal or state income tax purposes upon grant of the New Options. All of the New Options you will be issued in exchange for your Eligible Options will be nonqualified stock options. Unlike incentive stock options, nonqualified stock options are not eligible for certain favorable tax treatment available to incentive stock options.
      Under current law, you would not realize taxable income when incentive stock options were granted to you under the Option Plan. In addition, you generally would not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income would be increased by the amount that the aggregate fair market value of the shares you can purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Generally, if an incentive stock option is exercised more than three months after your employment is terminated, even if permitted by your option agreement, the option will not be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options that are discussed above.
      If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.
      If the disposition of the common stock you receive when you exercise incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the difference between the fair market value of the common stock on the exercise date and the exercise price, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.
      The above description is only a summary of the U.S. federal income tax consequences of the exchange of Eligible Options under this Offer, and is not intended to provide you with any tax advice in connection

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with this summary or this Offer. We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in this Offer.

13.	TERMS OF THE OFFER SPECIFIC TO ELIGIBLE EMPLOYEES EMPLOYED OUTSIDE THE UNITED STATES.
      If you are an Eligible Employee employed outside the United States who holds Eligible Options, you are subject to the terms of this Offer as described herein. You should refer to Appendix B of this Offer entitled “A Guide to International Issues” for a discussion of the tax and other consequences of accepting or rejecting the Offer under the law of the country in which you reside. Appendix B is only a summary of the foreign tax and other consequences of the exchange of Eligible Options under this Offer and is not intended to provide you with any tax advice in connection with this Offer.
      Before accepting this Offer, we recommend that you consult with your tax advisor to determine the tax consequences of the Offer.

14.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.
      We may, at any time prior to the Expiration Date, extend the period of time during which this Offer is open and delay accepting any tendered Eligible Options by announcing the extension and giving oral or written notice of the extension to Eligible Employees.
      Additionally, in accordance with the legal requirements for tender offers, you may withdraw any options you elected to exchange if after forty (40) business days after the commencement of this Offer, we have not yet closed this Offer and we have not accepted for exchange all Eligible Option grants you elected to exchange. The date of the fortieth (40th) business day after the commencement of this Offer is June 15, 2006.
      We may, at any time prior to the Expiration Date, terminate, postpone or amend this Offer. To postpone accepting or canceling Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the Eligible Employees. Our right to postpone accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that we pay the consideration offered or return the Eligible Options promptly after we terminate or withdraw this Offer.
      Subject to applicable law, we may amend this Offer in any way, including decreasing or increasing the consideration offered in this Offer to Eligible Employees or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in this Offer.
      We may amend this Offer at any time prior to the expiration of this Offer by announcing the amendment. If we extend the length of time during which this Offer is open, the amendment must be announced no later than 9:00 a.m. Mountain Daylight Time on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to this Offer will be sent promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of the change.
      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender or exchange offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
      In addition, if we decide to take any of the following actions, we will publish a notice electronically or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification: (a) we increase or decrease the amount of consideration offered for the Eligible Options; or (b) we increase or decrease the number of Eligible Options that may be tendered in the Offer.

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15.	FEES AND EXPENSES.
      We will not pay any fees or commissions to any broker, dealer or other person pursuant to this Offer.

16.	INFORMATION ABOUT PHARMION.

General
      Our principal executive offices are located at 2525 28th Street, Boulder, Colorado 80301, and our telephone number is (720) 564-9100. Information regarding our executive officers and members of our Board is contained in Appendix A of this Offer and incorporated herein by reference. Our website address is www.pharmion.com. The information on our website is not a part of this Offer.
      Pharmion was incorporated in Delaware on August 26, 1999, and commenced operations in January 2000. We are engaged in the acquisition, development and commercialization of pharmaceutical products for the treatment of oncology and hematology patients. Information concerning our business, including our background, strategy, products, research and development activities, competition and factors the may affect our future results, is included in our Annual Report on Form 10-K for the year ended December 31, 2005, copies of which may be obtained in the manner described in Section 18 (“Additional Information”).
      Set forth below is a selected summary of certain financial information about Pharmion. The selected financial data is derived from our audited consolidated financial statements for the years ended December 31, 2005 and 2004, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005. All amounts are in thousands, except per share data.

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004

Operations
Net Sales	$221,244	$130,171
Income (loss) from operations	$4,589	$(12,099)
Net income (loss)	$2,269	$(17,537)
Earnings (loss) per share:
Basic	$0.07	$(0.63)
Diluted	$0.07	$(0.63)
Balance Sheet
Cash, cash equivalents and short-term investments	$243,406	$245,543
Working capital	$226,620	$233,366
Total assets	$432,630	$411,230
Stockholder’s equity	$346,624	$351,953

17.	RISK FACTORS.
      Our risk factors can be found in Part I, Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2005, filed with the SEC on March 16, 2006 entitled “Risk Factors” which discussion is incorporated by reference herein.

18.	ADDITIONAL INFORMATION.
      We have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer is a part, relating to this Offer. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review The Schedule TO,

17.

including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your Eligible Options:

(a) our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006;

(b) our Definitive Proxy Statement for our 2005 Annual Meeting of Stockholders, filed with the SEC on April 29, 2005;

(c) our Preliminary Communications on Schedule TO-C filed with the SEC on February 15, 2006 and February 28, 2006; and

(e) our Current Report on Form 8-K filed with the SEC on February 15, 2006.
      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following locations:

U.S. Securities and Exchange Commission 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	U.S. Securities and Exchange Commission 500 West Madison Street Suite 1400 Chicago, Illinois 60661	Nasdaq Stock Market 1735 K Street, N.W., Washington, D.C. 20006
      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings since August 21, 2003 are also available to the public on the SEC’s Internet site at http://www.sec.gov.
      Our common stock is quoted on the Nasdaq National Market under the symbol “PHRM”.
      We will also provide without charge to each person to whom we deliver a copy of this Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:
Pharmion Investor Relations
2525 28th Street
Boulder, Colorado 80301
or the investor relations portion of our website at http://www.pharmion.com or by telephoning us at (720) 564-9100.
      The information contained in this Offer about Pharmion should be read together with the information contained in the documents to which we have referred you.

18.

APPENDIX A
INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF PHARMION
      The executive officers and members of the board of directors of Pharmion and their positions and offices as of April 19, 2006, are set forth in the following table:

Name	Position and Offices Held

Patrick J. Mahaffy	President and Chief Executive Officer; Director
James Blair, Ph.D.	Director
Cam L. Garner	Director
Dr. Thorlef Spickschen	Director
Brian G. Atwood	Director
M. James Barrett, Ph.D.	Director
John C. Reed, M.D., Ph.D.	Director
Edward J. McKinley	Director
Erle T. Mast	Chief Financial Officer
Gillian C. Ivers-Read	Vice President, Clinical Development and Regulatory Affairs
Michael Cosgrave	Vice President, International Commercial Operations
Steven N. Dupont	Vice President, General Counsel and Secretary
      The business address of each director and executive officer is: c/ o Pharmion Corporation, 2525 28th Street, Boulder, Colorado 80301. The business telephone number of each director and executive officer is (720) 564-9100.
      Patrick J. Mahaffy is a founder of Pharmion and has served as our President and Chief Executive Officer and a member of our board of directors since our inception. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at E.M. Warburg Pincus and Co.
      James Blair, Ph.D., has served as a member of our board of directors since January 2000. Since 1985, Dr. Blair has served as a general partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. Dr. Blair also serves on the board of directors of NuVasive, Inc., as well as several privately-held healthcare companies. Dr. Blair is presently an advisor to the Department of Molecular Biology at Princeton University and an advisor to the Department of Bioengineering at the University of Pennsylvania.
      Cam L. Garner has served as a member of our board of directors since May 2001. Mr. Garner is a co-founder and currently serves as Chairman and CEO of Verus Pharmaceuticals, Inc., a pediatric-focused specialty pharmaceutical company. Mr. Garner served as the chairman of Xcel Pharmaceuticals, Inc., a specialty pharmaceutical company that he co-founded, from 2001 until its acquisition by Valeant Pharmaceuticals International in March 2005. From 1989 to November 2000, Mr. Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc. and its Chairman from 1995 to 2000. Mr. Garner was also the co-founder and Chairman of DJ Pharma from 1998 to 2000. Mr. Garner also serves on the board of directors of Favrille, Inc. and CancerVax Corporation, as well as several privately-held pharmaceutical and biotechnology companies.
      Dr. Thorlef Spickschen has served as a member of our board of directors since December 2001. From 1994 to 2001, Dr. Spickschen was chairman and CEO of BASF Pharma/ Knoll AG. From 1984 to 1994, Dr. Spickschen worked with Boehringer Mannheim GmbH, where he was responsible for sales and marketing and has been Chairman of its Executive Board since 1990. From 1976 to 1984, Dr. Spickschen was Managing Director, Germany and Central Europe for Eli Lilly & Co. Dr. Spickschen is currently on the board of Cytos

A-1.

Biotechnology AG, which is publicly-traded in Switzerland, as well as the boards of several privately held companies in Europe and the U.S., including BioVision AG, Innovation GmbH and EPICEPT Corporation.
      Brian G. Atwood has served as a member of our board of directors since January 2000. Mr. Atwood co-founded Versant Ventures, a venture capital firm focusing on healthcare, in 1999. Mr. Atwood is also a managing member of Brentwood Associates. Mr. Atwood also serves on the board of directors of several privately-held pharmaceutical and biotechnology companies, including Salmedix, Inc.
      M. James Barrett, Ph.D., has served as a member of our board of directors since December 2001. Since September 2001, Dr. Barrett has served as a general partner of New Enterprise Associates, a venture capital firm that focuses on the healthcare and information technology industries. From 1997 to 2001, Dr. Barrett served as Chairman and Chief Executive Officer of Sensors for Medicine and Science, Inc., which he founded in 1997. Dr. Barrett also serves on the board of directors of Medimmune, Inc. and Inhibitex, Inc., as well as several privately-held healthcare companies, including, Iomai Corporation, Peptimmune, Inc. and Targacept, Inc. In addition, Dr. Barrett continues to serve as Chairman of Sensors for Medicine and Science, Inc.
      John C. Reed, M.D., Ph.D., has served as a member of our board of directors since June 2005. During Dr. Reed’s 13 years with the Burnham Institute, he has held various roles including the scientific director of the Institute and deputy director of its NCI-sponsored Cancer Center. Additionally, he holds adjunct professorships at the University of California San Diego and San Diego State University. Dr. Reed serves as an advisor and consultant to numerous biotechnology and pharmaceutical companies. He is the scientific co-founder of Idun Pharmaceuticals, Inc. and GMP/Diagnostics. He currently serves on the board of directors of Isis Pharmaceuticals, Inc. (Nasdaq:ISIS), Stratagene, Inc. (Nasdaq:STGN) and BIOCOM, a life science industry organization. He is also a member of the Board of Trustee of the Burnham Institute. Dr. Reed graduated Phi Beta Kappa from the University of Virginia and earned an M.D. and Ph.D. from the University of Pennsylvania School of Medicine. He completed his residency in pathology and laboratory medicine at the Hospital of the University of Pennsylvania and was a postdoctoral fellow in molecular biology at the Wistar Institute of Anatomy and Biology.
      Edward J. McKinley has served as a member of our board of directors since October 2004. Mr. McKinley is a private investor. He was previously a partner at E.M. Warburg, Pincus and Co. During Mr. McKinley’s 20 years with Warburg Pincus, he held various roles including managing the firm’s private equity activity in Europe and serving on the firm’s Management Committee. From 2002 to 2004, he served as a Senior Advisor to Warburg Pincus. Prior to joining Warburg Pincus, he was a consultant with McKinsey and Company. Mr. McKinley also serves on the board of SBS Broadcasting SA and several private companies.
      Erle T. Mast has served as our Chief Financial Officer since July 2002. From 1997 through 2002, Mr. Mast worked for Dura Pharmaceuticals and its successor, Elan Corporation. From 2000 to 2002, he served as Chief Financial Officer for the Global Biopharmaceuticals business for Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura. Prior to that, Mr. Mast was a partner with Deloitte & Touche, LLP.
      Gillian C. Ivers-Read has served as our Vice President, Clinical Development and Regulatory Affairs since April 2002. From 1996 to 2001, Ms. Ivers-Read held various regulatory positions with Hoechst Marion Roussel and its successor Aventis Pharmaceuticals, Inc., where she most recently held the position of Vice President, Global Regulatory Affairs. From 1994 to 1996, Ms. Ivers-Read was Vice President, Development and Regulatory affairs for Argus Pharmaceuticals and from 1984 to 1994 she served as a regulatory affairs director for Marion Merrell Dow.
      Michael Cosgrave has served as our Vice President, International Commercial Operations since November 2000. From 1991 to November 2000, Mr. Cosgrave served in various business development and sales and marketing positions for NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., where he most recently held the position of Vice President, Sales and Marketing with responsibility for markets in the Middle East, Asia, Africa, Australia and Greece. From 1980 to 1991, Mr. Cosgrave worked for Johnson and Johnson UK Ltd. with business development and general manager responsibilities in various international countries.

A-2.

      Steven N. Dupont has served as our Vice President and General Counsel since January 2005. From 2001 through 2004, Mr. Dupont was a partner at Cooley Godward LLP, a law firm based in Palo Alto, California. From 1995 until his promotion to partner at the firm in January 2001, Mr. Dupont was an associate in Cooley Godward’s Life Sciences and Technology Transactions practice group. From 1993 to 1995, Mr. Dupont was an associate at Jenner & Block, a Chicago-based law firm.

A-3.

      If you have received any portion of this Offer translated into your local language, you hereby acknowledge that the translations have been provided for your convenience only. We make no representations as to the accuracy of the translation. You further acknowledge that, if the translated version is different than the English version, the English version will control.1
APPENDIX B
A GUIDE TO INTERNATIONAL ISSUES
      The following Appendix contains general summaries of the material tax and other consequences of the exchange of Eligible Options in this Offer for individuals subject to tax in Australia, Denmark, France, Germany, Italy, the Netherlands, Portugal, Spain, Thailand, and the United Kingdom. These summaries are based on the laws in effect as of March 2006. The summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of Eligible Employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in these summaries may be out of date by the time the New Options are granted, the New Options are exercised or you sell shares acquired upon exercise of your New Options. If you are a citizen or resident of a country other than that where you are subject to tax, the information contained in the relevant country tax summary may not be applicable to you. Each summary also includes other country specific requirements that may affect your participation in the Option Exchange Program.
      You are strongly advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.
      By electing to participate in the Option Exchange Program, you agree to and acknowledge the following information:
      Nature of Program. (1) the Option Exchange Program is established voluntarily by Pharmion Corporation, it is discretionary in nature and it may be extended, modified, suspended or terminated by Pharmion Corporation at any time, as provided in this Offer; (2) the grant of the right to receive New Options on the first business day after cancellation of the Eligible Options, subject to conditions stated in this Offer, is voluntary and occasional and does not create any contractual or other right to receive future benefits; (3) decisions with respect to future option grants under any Pharmion Corporation employee stock plan, if any, will be at the sole discretion of Pharmion Corporation; (4) your participation in the Option Exchange Program shall not create a right to employment or be interpreted to form an employment agreement with Pharmion Corporation or any of its subsidiaries and shall not interfere with the ability of your current employer to terminate your employment relationship at any time with or without cause (subject to the terms of your employment contract, if any); (5) you are voluntarily participating in the Option Exchange Program; (6) the right to receive New Options from Pharmion Corporation on the first business day after cancellation of the Eligible Options, subject to the conditions stated in this Offer, is an extraordinary item and is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards underlying any New Options, pension or retirement benefits or similar payments; (7) the future value of the Pharmion Corporation common stock is unknown and cannot be predicted; (8) if you participate in the Option Exchange Program and receive New Options, the exercise price of the New Options may be higher than the exercise price of the Eligible Options; (9) you will not be granted New Options or any compensation in lieu of New Options if you terminate employment or are terminated from employment with Pharmion Corporation or its subsidiaries prior to the date that Pharmion Corporation grants New Options pursuant to this Offer.

          1 The preceding paragraph appears only in versions of this document that have been translated into French, German, Italian, Spanish and Portuguese.

B-1.

      Responsibility for Taxes. You may be subject to tax as a result of the exchange of an Eligible Option for the grant of a New Option under the Option Exchange Program, and you will be subject to tax when you subsequently exercise New Options and/or sell shares acquired upon exercise of the New Options. Please see the individual country summaries for further information. You are strongly advised to seek professional advice from your personal tax advisor on this issue. When you are subject to tax as a result of your participation in the Option Exchange Program, the following terms will apply to you:
      Regardless of any action that Pharmion Corporation or a subsidiary of Pharmion Corporation takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding related to the Offer, including the cancellation/exchange of Eligible Options, the grant and exercise of New Options or the subsequent sale of shares acquired upon exercise of the New Options (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your sole responsibility. In that regard, you authorize Pharmion Corporation and/or its subsidiaries to withhold all Tax-Related Items legally payable by you from your wages or other cash payment paid to you by Pharmion Corporation and/or its subsidiaries or ultimately from proceeds of the sale of shares acquired upon exercise of the New Options. Finally, you agree to pay to Pharmion Corporation or its subsidiary any amount of Tax-Related Items that Pharmion Corporation or its subsidiary may be required to withhold as a result of your participation in the Option Exchange Program if Pharmion Corporation does not satisfy the Tax-Related Items through other means.
      Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as required for your participation in the Offer by and among, as applicable, your employer and Pharmion Corporation and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Option Exchange Program.
      You understand that Pharmion Corporation and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Pharmion Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Option Exchange Program (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Option Exchange Program, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting Diane Anderson at Pharmion Corporation at (001) 720-564-9125. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purposes of implementing, administering and managing your participation in the Option Exchange Program, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the New Option (if granted). You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Option Exchange Program. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by calling Diane Anderson at Pharmion Corporation at (001) 720-564-9125. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Option Exchange Program. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Diane Anderson at Pharmion Corporation at (001) 720-564-9125.

B-2.

PHARMION CORPORATION
EMPLOYEE INFORMATION SUPPLEMENT
AUSTRALIA
Tax Information
      The tax information provided below is based on the assumption that the Offer is not an arm’s length transaction.
Option Exchange
      The cancellation of Eligible Options in exchange for the grant of New Options may give rise to taxation. The cancellation of Eligible Options will be considered a relinquishment of your Eligible Options in exchange for the right to receive New Options. Therefore, you may be taxed in relation to both of the following: (1) the cancellation of the Eligible Options; and (2) the grant of the right to receive New Options. Please note that the amount of tax due and the timing of the taxation will depend upon a number of factors, as discussed below.
      Tax on Cancellation of Eligible Options: The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the Eligible Options.

•	If You Did Not Make an Election: If you did not make an election to be taxed in the income year of grant of the cancelled Eligible Options, you will be subject to tax on the market value (as defined under Australian tax law) of the Eligible Options on the cancellation date at your marginal rate of tax. Because the exercise price of the Eligible Options will likely exceed the current market value of the underlying shares at the time of the cancellation, the market value of the Eligible Options will be determined in accordance with a statutory formula. The market value under the formula is based on the market value of the underlying shares, the exercise price of the Eligible Options and the remaining exercise period. In accordance with the statutory formula, the market value of the Eligible Options will be nil where the market value of the underlying shares at the time of cancellation is less than 50% of the exercise price of the Eligible Options.

•	If You Made an Election: If you made an election to be taxed in the income year of the grant of cancelled Eligible Options, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the Eligible Options at the time of the cancellation and the market value of the Eligible Options at the time of the grant. If, at the time of the cancellation of Eligible Options, you have held the Eligible Options for at least one year prior to the cancellation, you will be subject to capital gains tax only on 50% of your capital gain. If you have not held the Eligible Options for at least one year, you will be subject to capital gains tax on all of your capital gain.

If the market value of the Eligible Options at the time of cancellation is less than the market value of the Eligible Options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.
      Tax on Grant of New Right: When you elect to exchange your Eligible Options, you will receive the right to a grant of New Options (provided certain conditions are met) (the “New Right”). For Australian tax purposes, the acquisition of the New Right will constitute the acquisition of a qualifying right under an employee share option scheme. You will be subject to tax as a result of the New Right, but you can elect to pay tax either at the time you acquire the New Right or at a later date. The tax consequences under the two alternatives are detailed below.

•	If You Make an Election: If you make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income in the income year in which your Eligible Options are cancelled. The amount included in your assessable income will be the market value of the New Right at the time of grant less the market value of the Eligible Options at the time of cancellation.

B-3.

Note that if you make an election, then it will cover each right, option and share in Pharmion that you acquire during the income year.

•	If You Do Not Make an Election: If you do not make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment time occurs in relation to the New Right (“Alternative Assessment Time”):

(i) when you dispose of the New Options acquired pursuant to the New Right (other than by exercising them);

(ii) when your employment with Pharmion ceases;

(iii) when the New Options acquired pursuant to the New Right are exercised (assuming that there are no disposal restrictions or forfeiture clauses in respect of the shares); and

(iv) when the New Options acquired pursuant to the New Right expire (subject to a 7 year limit).
      The amount which you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the New Right will be:

(i) where you dispose of the New Options (or the shares acquired as a result of exercising the New Options) in an arm’s length transaction within 30 days after the Alternative Assessment Time — the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the New Right[1] (reduced by the exercise price of the New Options, if the New Options have been exercised); or

(ii) in any other case — the market value of the New Right or New Options (or the shares acquired as a result of exercising the New Options) at the Alternative Assessment Time less the consideration paid to acquire the New Right[2] (reduced by the exercise price of the New Options, if the New Options have been exercised).
      No Benefit Where New Right Lost: If you lose the benefit of the New Right before you are able to exercise the New Options granted pursuant to the New Right (e.g., you cease working for Pharmion before you exercise the New Options), you will be deemed to have never acquired the New Right. In that case, no amount needs to be included in your assessable income in relation to the acquisition of the New Right. If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the New Right. In addition, you may also be entitled to a capital loss equal to the amount that you paid tax on as a result of the cancellation of Eligible Options.
Sale of Shares
      When you subsequently sell the shares acquired upon exercise, you may be subject to capital gains tax. You will not be subject to capital gains tax where you sell your shares in an arm’s length transaction within 30 days of the relevant Alternative Assessment Time and you did not make an election to be taxed at the date of grant.
      Provided you sell the shares in an arm’s length transaction more than 30 days after the Alternative Assessment Time, the gain will be calculated as the difference between the sale proceeds and the fair market value (as defined under Australian law) of the shares at exercise. If you have held the shares for at least one year at the time of sale, then you may be entitled to a 50% capital gains tax discount, in which case, only 50%

      1 Please note that the consideration paid to acquire the New Right is equal to the market value of the Eligible Options as of the date they were cancelled.
      2 Please note that the consideration paid to acquire the New Right is equal to the market value of the Eligible Options as of the date they were cancelled.

B-4.

of this amount will be subject to capital gains tax. If you have not held the shares for at least one year, you will be subject to capital gains tax on all of your capital gain.
      Provided you sell the shares in an arm’s length transaction, if the sale proceeds are less than the fair market value of shares at the time of exercise, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.
Withholding and Reporting
      Your employer is not required to withhold taxes with respect to the Offer, the grant of New Options, the exercise of New Options or the sale of shares. You will be responsible for reporting and paying any taxes arising due to the Offer, the grant of New Options, the exercise of New Options or the sale of shares, including income tax and Medicare levy and surcharge (if applicable).

B-5.

PHARMION CORPORATION
EMPLOYEE INFORMATION SUPPLEMENT
DENMARK
Tax Information

Option Exchange
      You likely will be subject to tax as a result of the exchange of Eligible Options for the grant of New Options because it will be considered a disposal of the Eligible Options. The taxable amount will be the value of the New Options less the amount you paid for the Eligible Options (which will be zero). The value of the New Options will be calculated in accordance with the Black-Scholes formula. Please consult your tax advisor to determine how this applies to your specific situation.

Grant of New Options
      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options
      You will be subject to income tax and social insurance contributions when you exercise your New Options. You will be taxed on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares
      When you subsequently sell the shares acquired upon exercise, you will be subject to capital gains tax on any gain you realize upon sale of the shares. Under new rules in effect as of January 1, 2006, the gain is taxed as share income. Share income which does not exceed DKK43,300 per year (or DKK86,600 for married couples) is taxed at a rate of 28%; share income exceeding the threshold is taxed at a rate of 43%. Please consult your tax advisor regarding the amount subject to tax and the taxation of the gain as share income.

Withholding and Reporting
      Your employer is not required to withhold income tax or social insurance contributions as a result of the Offer, the grant of New Options, the exercise of New Options or the sale of shares. However, your employer is required to report the taxable amount at the time of the exchange and the subsequent exercise of the New Options to the Danish tax administration. Your employer will provide you with the reported amount. It is your responsibility to pay any taxes (including social insurance contributions) resulting from the Offer, the exercise of the New Options or the sale of shares.

Exchange Control Information
      If you establish a “safety-deposit account” (i.e., an account holding shares) or a “deposit account” (i.e., an account holding cash) abroad, you must report the account to the Danish National Bank. The form which should be used in this respect can be obtained from your local bank. (Please note that these obligations are separate from and in addition to the obligation described below).

Securities/ Tax Information
      You may hold shares acquired through the exercise of the New Options in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares are held with a foreign broker or bank, you are required to inform the Danish tax administration about the safety-deposit account. For this purpose, you must file a Form V (Erklaering V) with the Danish tax administration. Both you and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information on an annual basis to the Danish tax

B-6.

administration concerning the shares in the account. By signing the Form V, you authorize the Danish tax administration to examine the account. A sample of Form V can be found at the following website: www.erhverv.toldskat.dk/blanketter/49023.pdf.
      In addition, if you open a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, you must also file a Form K (Erklaering K) with the Danish tax administration. Both you and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish tax administration concerning the content of the deposit account. By signing the Form K, you authorize the Danish tax administration to examine the account. A sample of Form K can be found at the following website: www.erhverv.toldskat.dk/blanketter/49021.pdf.
      If you use the cashless sell-all method of exercise, you are not required to file a Form V because you will not hold any shares. However, if you open a deposit account with a foreign bank or broker to hold the cash proceeds, you are required to file a Form K as described above.

B-7.

PHARMION CORPORATION
EMPLOYEE INFORMATION SUPPLEMENT
FRANCE
Tax Information

Option Exchange
      You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of New Options.

Grant of New Options
      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options
      When you exercise the New Options, you will be subject to income tax at your marginal tax rate on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on the spread.

Sale of Shares
      When you subsequently sell the shares acquired upon exercise, you will be subject to capital gains tax on any capital gain (i.e., the difference between the sale price and the fair market value of the shares at the time of exercise) at a rate of currently 27%. Capital gains tax applies only if the aggregate gross proceeds that you (including your spouse and children under the age of 18) receive from all sales of stock during one calendar year exceed a certain indexed amount (currently set at € 15,000).
      If the sale proceeds are less than the fair market value of the shares at the date of exercise, you will realize a capital loss. This capital loss can be offset against capital gains of the same nature realized during the same year or during the ten following years. This capital loss cannot be offset against other kind of income.

Withholding and Reporting
      Your employer will be required to withhold social insurance contributions from the spread at the time you exercise your New Options. Your employer will not be required to withhold personal income tax from the spread (unless you are working in France but are not a tax resident of France). Your employer will report the income you realize at exercise to the tax authorities.
      It is your responsibility to report and pay any tax due as a result of the exercise of your New Options or the sale of shares.

Exchange Control Information
      You may hold shares purchased under the New Options outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return.

B-8.

PHARMION CORPORATION
EMPLOYEE INFORMATION SUPPLEMENT
GERMANY
Tax Information

Option Exchange
      You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of New Options.

Grant of New Options
      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options
      When you exercise the New Options, you will be subject to income tax at your marginal tax rate on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. You also will be subject to social insurance contributions on the spread to the extent you have not already reached your applicable contribution ceiling.
      Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the spread per calendar year the lesser of (1) € 135, and (2) 50% of the value of the shares on the date of exercise, because this income results from the purchase of stock in your employer’s parent company. You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares
      When you subsequently sell the shares acquired upon exercise, you will be subject to tax on any capital gain (i.e., on the increase of the value of shares between the date of exercise and the sales date) only if one of the following conditions is met:

(i) you have held the shares for less than 12 months; or

(ii) you own 1% or more of Pharmion’s stated capital (or have owned 1% or more at any time in the last five years); or

(iii) you hold the shares as a business asset.
      If none of the above outlined three criteria is met; i.e., you have held the shares for at least 12 months, you do not and have not owned during the last five years 1% or more of Pharmion’s stated capital and the shares are your private property and do not constitute a business asset (Betriebsvermögen), then any capital gain is exempt from taxation.
      If you are subject to tax upon sale, you will be subject to tax only on 50% of the capital gain (less 50% of sale-related expenses). Furthermore, you will be subject to tax only if your total capital gain is €512 or more in the relevant tax year. If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of € 512).

Withholding and Reporting
      Your employer will report and withhold income tax and social insurance contributions (to the extent that you have not reached the applicable contribution ceiling) on the spread realized when you exercise your New Options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax and it is your right to receive any refund. In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares.

B-9.

     Exchange Control Information
      Cross-border payments in excess of €12,500 must be reported monthly to the State Central Bank. This reporting is normally accomplished through the German bank involved in processing your exercise payment. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of € 5,000,000 on a monthly basis. Finally, you must report your share holding on an annual basis in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Pharmion.

B-10.

PHARMION CORPORATION
EMPLOYEE INFORMATION SUPPLEMENT
ITALY
Tax Information

Option Exchange
      You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of New Options.
     Grant of New Options
      You will not be subject to tax when the New Options are granted to you.
     Exercise of New Options and Sale of Shares
      Due to legal restrictions in Italy, you must use the cashless sell-all method of exercise whereby all shares you are entitled to at exercise are immediately sold and the proceeds less the exercise price, applicable taxes and broker’s fees, if any, are remitted to you in cash.
      In addition, your New Options will have been granted to you by Pharmion with the intention that they qualify for the Italian fair market value exemption (“FMV Exemption”). This means that your New Options should be granted at an exercise price which is at least equal to the fair market value of Pharmion stock on the date of grant, as determined under Italian tax law. Under Italian tax law, fair market value of a share of stock is based on the average stock price of the shares during the one-month period preceding the date of grant. Therefore, your New Options will be granted at an exercise price which is the higher of (1) the closing price of the stock as reported on the Nasdaq National Market on the last trading day prior to the date of grant (i.e., the exercise price which will generally be used for the New Options), and (2) the average closing price of the stock as reported on the Nasdaq National Market during the one-month period preceding the date of grant. If your New Options qualify for the FMV Exemption, when you exercise your New Options, you will not be subject to income tax or social insurance contributions. However, because your shares will immediately be sold in a cashless exercise, you will be subject to capital gains tax on the proceeds of the sale of the shares. The taxable amount will likely be the difference between the sale proceeds and the exercise price. Capital gains are currently taxed at a flat rate of 12.5%.
     Withholding and Reporting
      If your New Options qualify for the FMV Exemption, your employer will not be required to withhold or report income tax or social insurance contributions at exercise. You will be responsible for reporting and paying all applicable taxes.
      If your New Options do not qualify for the FMV Exemption, your employer is required to report and withhold income tax and social insurance contributions at exercise. You are still responsible for reporting the employment income, including the spread, in your annual tax return and paying any applicable taxes that were not withheld by your employer.
     Exchange Control Information
      Exchange control reporting is required if you transfer cash or shares to or from Italy in excess of €12,500 or the equivalent amount in U.S. dollars. You may be exempt from this formality if the payments are made through an authorized broker resident in Italy, as that entity would comply with the reporting obligation. In addition, exchange control reporting is required if you hold foreign investments outside of Italy (including the proceeds from the sale of Pharmion’s shares) in excess of € 12,500 or the equivalent amount in U.S. dollars. If reporting is required, it must be done on your individual return.

B-11.

PHARMION CORPORATION
EMPLOYEE INFORMATION SUPPLEMENT
NETHERLANDS
Tax Information
     Option Exchange
      If your Eligible Options were taxed at the time the Eligible Options became unconditionally exercisable (i.e., generally at vesting) and the Offer occurs after three years from the date of acceptance of the Eligible Options, you will not be subject to tax as a result of the exchange of Eligible Options for the grant of New Options.
      If your Eligible Options were taxed at the time the Eligible Options became unconditionally exercisable and the Offer occurs within three years from the date of acceptance, you may be subject to tax as a result of the exchange of Eligible Options for the grant of New Options if the Offer is characterized as a deemed disposal of your Eligible Options.
      If taxation on your Eligible Options was deferred to the time of exercise because you elected, together with your employer, to defer taxation under the statutory rules for deferred taxation, then you may be subject to tax as a result of the exchange of Eligible Options for the grant of New Options if the Offer is characterized as a deemed disposal of your Eligible Options.
      If the Offer is characterized as a deemed disposal of your Eligible Options, the taxable value will be determined at the moment of the option cancellation. The taxable moment will be the date of the grant of the New Options. Please consult with your tax advisor to determine whether the Offer will be characterized as a deemed disposal of your Eligible Options.
     Grant of New Options
      If the Offer is characterized as a deemed taxable disposal of your Eligible Options (see above), tax may be due when the New Options are granted to you as a result of the Offer. You will not be subject to tax on the New Options themselves.
     Exercise of New Options
      You will be subject to tax when you exercise your New Options. You will be subject to income tax/wage tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. In addition, you will also be subject to social insurance contributions (both national insurance and employees’ social insurance) on the spread at exercise, subject to the applicable wage ceiling.
     Sale of Shares
      When you subsequently sell the shares acquired upon exercise, you will not be subject to capital gains tax provided you hold less than a 5% interest in Pharmion as a private investment.
     Annual Investment Tax
      Investment yield tax (Box III) applies at a rate of 1.2% (effectively) on the average value of all of your assets (including shares acquired upon the exercise of your New Options) held during the previous calendar year, subject to an annual exemption (€ 19,698 for 2006). It is your responsibility to pay any investment tax due.
     Withholding and Reporting
      Your employer must withhold wage tax and social insurance contributions (if any) with respect to any taxable event of your options. The withholding obligation will arise at the taxable moment as described above. Your employer will include the amount taxable to you in its periodic wage tax return and will provide the details of the taxation in your periodic salary slip.

B-12.

PHARMION CORPORATION
EMPLOYEE INFORMATION SUPPLEMENT
PORTUGAL
Tax Information
     Option Exchange
      You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of New Options. Since the tax law in this area is not settled, however, this result is not completely certain.
     Grant of New Options
      You will not be subject to tax when the New Options are granted to you.
     Exercise of New Options
      When you exercise the New Options, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. You will likely not be subject to social insurance contributions on the spread.
     Sale of Shares
      If you acquire shares upon exercise and if the shares are held for 12 months or less, you will be subject to capital gains tax at a flat rate of 10% when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise. However, if you hold the shares for more than 12 months, no capital gains tax will be due when you subsequently sell the shares.
     Withholding and Reporting
      Under current laws, your employer is not responsible for income tax or social insurance contribution withholding when you exercise your New Options or sell shares. However you employer will report the income resulting from the exercise of your New Options. It is your responsibility to pay any taxes resulting from the exercise of your New Options and the sale of shares.
     Exchange Control Information
      If you receive shares, the acquisition of such shares should be reported to the Portuguese Central Bank (“Bank of Portugal”) for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report to the Bank of Portugal. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, you will be responsible for submitting the report to the Bank of Portugal.

B-13.

PHARMION CORPORATION
EMPLOYEE INFORMATION SUPPLEMENT
SPAIN
Tax Information

Option Exchange
      You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of New Options

Grant of New Options
      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options
      When you exercise the New Options, you will be subject to tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will likely be considered compensation in-kind subject to taxation (and social insurance contributions) and payment on account. The regulations regarding payment on account are set forth in Sections 75 to 82 of the Personal Income Tax Regulations.
      Notwithstanding the above, the first €12,000 of the spread at exercise in a 12-month period will not be taxable provided that all of the following conditions are met:

(i) the transferred shares are stock of your employer or another company in the employer’s group;

(ii) the offer must be carried out in compliance with the general compensation policy of the employer and it should contribute to the participation of the employees in the employing company;

(iii) you hold the shares acquired at exercise for at least three years after exercise; and

(iv) you or your close relatives do not own more than 5% of Pharmion’s capital.
      If you sell your shares prior to the expiration of the three-year period, the € 12,000 of the spread at exercise that were exempt will be taxable to you. In the event of a sale within three years, it will be your responsibility to file a supplemental tax return for the tax year in which the New Option was exercised and to pay the applicable taxes.
      Social insurance contributions will be due on the spread to the extent the exemption above does not apply, unless the applicable wage ceiling has already been met.

Sale of Shares
      When you subsequently sell the shares acquired upon exercise, you will be subject to capital gains tax. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise.
      If you hold the shares for one year or less, the gain is taxed as ordinary income at your corresponding progressive income tax rate. If you hold the shares for more than one year, the gain will be taxed at a 15% flat rate.

Withholding and Reporting
      The taxable spread at exercise likely will be considered compensation in-kind and, therefore, subject to payment on account. The payment on account obligation will be charged to you through withholding by your employer. You will be entitled to obtain a tax credit from your income tax obligation with respect to the

B-14.

payment on account obligation. In addition, your employer will withhold social insurance contributions, if applicable. It is your responsibility to pay any taxes due as a result of the sale of the shares.

Exchange Control Information
      If it your responsibility to comply with exchange control regulations in Spain. The purchase of shares must be declared for statistical purposes to the Spanish Dirección General de Política Comercial y de Inversiones Extranjeras (the “DGPCIE”) of the Ministry of Economy. If you purchase shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGPCIE for you. Otherwise, you make the declaration by fling the appropriate form with the DGPCIE. In addition, you must also file a declaration of the ownership of the securities with the Directorate of Foreign Transactions each January while the shares are owned.
      When receiving foreign currency payments derived from the ownership of shares (i.e., as a result of the sale of the shares), you must inform the financial institution receiving the payment, the basis upon which the payment is made. You will need to provide the institution with the following information: (1) your name, address, and fiscal identification number; (2) the name and corporate domicile of Pharmion; (3) the amount of the payment; (4) the currency used; (5) the country of origin; (6) the reasons for the payment; and (7) additional information that may be required.
      If you wish to import the ownership title of the stock (i.e., share certifications) into Spain, you must declare the importation of such securities to the DGPCIE.

B-15.

PHARMION CORPORATION
EMPLOYEE INFORMATION SUPPLEMENT
THAILAND
Tax Information

Option Exchange
      You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of New Options.

Grant of New Options
      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options
      When you exercise your New Options, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. For Thai tax purposes, the fair market value of the shares on the date of exercise is defined as the average trading price of the shares (as quoted on the Nasdaq National Market) during the month preceding the date of exercise. The spread will be treated as a taxable fringe benefit and taxed at your progressive rate. You will not be subject to social insurance contributions on the spread.

Sale of Shares
      When you subsequently sell the shares acquired upon exercise, you will be subject to Thai personal income tax on the capital gain, if you are a Thai tax resident in the year of sale and you bring the sale proceeds into Thailand in the same year. You are considered a Thai tax resident if you reside in Thailand for at least 180 days in a calendar year. The taxable amount of the capital gain will be the difference between the sale price and the fair market value of the shares on the date of exercise (as defined above). Due to exchange control regulations (as described below), you may be required to repatriate any sale proceeds to Thailand in the year that you sell the shares; if so, you will be subject to tax on the gain.

Withholding and Reporting
      Your employer is not required to withhold or report income tax or social insurance contributions at the time of exercise or sale. It is your responsibility to report and pay any taxes resulting from the exercise of your New Options or sale of your shares.

Exchange Control Information
      Under current exchange control regulations, you may remit funds to invest in securities abroad up to US$100,000 per year. If you exercise your New Options by paying cash, you are required to execute a Foreign Exchange Transaction Form and a letter of certification called “the Certification in Remittance of Foreign Currency Abroad for Investment in Securities” (the “Certification”) and submit them together with certain plan documents prior to exercise to a commercial bank who acts as the authorized agent. At your request, your employer will provide you with the necessary plan documents, including a summary of the details of the plan, a copy of the plan and related documents, and a corporate structure chart showing the relationship between Pharmion and its affiliate in Thailand.
      By executing the Certification, you are required to report any proceeds from the sale of shares to the Bank of Thailand and repatriate income from the sale of shares and from dividends into Thailand.
      If you exercise your New Options by way of a cashless method of exercise, no submission to a commercial bank needs to be made and you may hold the proceeds outside of Thailand.

B-16.

      If you do not comply with the above obligations, you may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, you should consult your legal advisor before exercising your New Options or selling shares to ensure compliance with current regulations. It is your responsibility to comply with exchange control laws in Thailand, and neither Pharmion nor your employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

B-17.

PHARMION CORPORATION
EMPLOYEE INFORMATION SUPPLEMENT
UNITED KINGDOM
Tax Information

Option Exchange
      You likely will not be subject to tax as a result of the exchange of Eligible Options for the grant of New Options.

Terms of New Option Grant
      Some or all of your Eligible Options may have been granted under an Inland Revenue approved tax-favored plan and may, therefore, be subject to favorable tax treatment. Please note that the New Options will not be granted under an Inland Revenue approved tax-favored plan, regardless of whether or not your Eligible Options were UK approved options. Consequently, the New Options will not receive favorable income tax or national insurance contribution (“NICs”) treatment under UK tax laws. Please consider this issue carefully before you tender any Eligible Options for cancellation.

Grant of New Options
      You will not be subject to tax when the New Options are granted to you.

Exercise of New Options
      You will be subject to income tax at your marginal tax rate when you exercise your New Options on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will be responsible for income tax withholding under the Pay As You Earn system in relation to the income tax due on exercise and for paying to the UK Inland Revenue the income tax withheld on your behalf. If, for any reason, your employer is unable to withhold the income tax relating to the option exercise from you, you must make a payment of the tax to your employer within 90 days of the date of exercise of your New Options; otherwise, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge payable by you.
      You will also be subject to employees’ NICs on the spread upon exercise of your New Options. Your employer will be responsible for withholding employees’ NICs and for paying the amount withheld to the UK Inland Revenue on your behalf. Effective from 6 April 2006, employees’ NICs at 11% are payable up to the maximum earnings of £645 per week, and an additional 1% NICs will apply above this limit.
      If your Eligible Options were granted prior to 19 May 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of your New Options. You should consult your tax advisor to confirm whether NICs will be due.

Sale of Shares
      When you subsequently sell the shares acquired upon exercise, you may be subject to capital gains tax, generally calculated by reference to the difference between the sale proceeds and the fair market value of the shares on the date of exercise. The capital gain on which tax is chargeable may be reduced by taper relief, based on the number of complete years you hold the shares from the date of acquisition before selling them and depending on whether you remain employed by Pharmion. Capital gains tax is payable on your total capital gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (£8,800 for the UK tax year 6 April 2006 to 5 April 2007).

B-18.

Withholding and Reporting
      Your employer is required to withhold income tax and employee’s NICs, as described in the section “Exercise of New Options” above. Your employer also has to report the details of the Offer, the New Option grant and any exercises of your New Options on its annual UK Inland Revenue tax and share plan returns. In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your New Options and from the sale or disposal of shares to the Inland Revenue on your personal UK Inland Revenue tax return. You will be responsible for reporting and paying any taxes owed as a result of the sale of the shares.

Additional Reporting Requirements
      If you are a director or shadow director of a UK subsidiary of Pharmion Corporation and the UK subsidiary is not wholly owned by Pharmion Corporation, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in Pharmion Corporation and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your New Options or sell shares acquired through exercise of your New Options. This disclosure requirement also applies to any right or shares acquired by your spouse or child (under the age of 18).

B-19.